Exhibit 10.48

PERSONAL AND CONFIDENTIAL

November 5, 2013

Frank Sutherland
8307 Riverside Dr.
Powell, OH 43065

Dear Frank:
This letter agreement documents recent agreed-to changes to your employment relationship with Pacer International, Inc. (together with its successors and assigns, the “Company”) and its subsidiaries. In consideration of your continued employment by the Company or its subsidiary, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you, by your signature and acceptance below, hereby agree as follows:

1.
You have signed an Employment Agreement with the Company or one of its subsidiaries dated as of August 25, 2008 (together with any previous amendments, the “Agreement”) and you are a participant in the special management retention program described in a letter agreement dated August 27, 2008 (the “CIC Letter”) providing for enhanced severance benefits upon termination of employment under specified circumstances within 18 months after a Change in Control (as defined in Exhibit A to the CIC Letter).

2.	The following changes reflecting your promotion will be effective as of November 3, 2013:

a.	Your title will be Executive Vice President, Intermodal Operations and Section 1 of the Employment Agreement hereby is amended accordingly.

b.
Your annual Base Salary will be increased from $225,000 to $295,000 per year commencing November 3 through December 9, 2013 and increasing to $310,000 per year commencing December 10, 2013, and Section 4(a) of the Employment Agreement hereby is amended accordingly.

c.
The targeted bonus percentage under the Company’s annual cash bonus plan will be changed from the current percentage of twenty-five percent (25%) to fifty percent (50%) of your annual Base Salary, and Section 4(b) of the Employment Agreement hereby is amended accordingly. For the avoidance of doubt, your targeted bonus percentage for the 2013 annual bonus plan will be 50% of the Base Salary in effect as of the end of the fiscal year.

d.	The amount of your car allowance will be increased to $900 per month, or $10,800 per year.

3.
This letter describes special arrangements that are not available to all Company employees. You covenant and agree to keep the existence and terms of this letter in the strictest confidence, consistent with the restrictions on disclosure set forth in the Employment Agreement and the CIC Letter. You acknowledge and agree that your failure to observe, or your breach of this covenant and agreement, will cause the Company and its subsidiaries irreparable harm, and in such case the terms and provisions of paragraph 2 above will be null and void in addition to all other rights and remedies available to the Company for such failure or breach.

4.	Except as expressly provided in this letter, the terms of your Employment Agreement and CIC Letter shall remain in full force and effect in accordance with their respective terms and provisions.

5.
This letter may be signed in two or more counterparts, and each such counterpart shall be an original instrument, but all such counterparts taken together shall be considered one and the same agreement,

Frank Sutherland
November 5, 2013

effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. Any signed counterpart delivered by facsimile, email or similar electronic means shall be deemed for all purposes to constitute such party’s good and valid execution and delivery of this letter.
Please indicate your acknowledgment and acceptance of, and agreement with, the terms of this letter by signing and printing your name and dating the enclosed copy of this letter in the spaces provided below and returning it to me.
Sincerely,
/s/ Daniel W. Avramovich
Daniel W. Avramovich
Chief Executive Officer

Acknowledged, Accepted And Agreed To:

Signature:     /s/ F. Franklin Sutherland

Name: F. Franklin Sutherland
Date:     12/2/13